IMPINJ, INC.

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the “Amendment”) is made by and between Chris Diorio, Ph.D. (the “Executive”) and Impinj, Inc. (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on December 19, 2025.

WITNESSETH:

WHEREAS, the Parties previously entered into an employment offer letter, dated March 16, 2007, as amended on each of December 19, 2008 and February 20, 2009 (the “Amended & Restated Diorio Employment Agreement”);

WHEREAS, the Company and Executive desire to amend the Amended & Restated Diorio Employment Agreement to modify Executive’s severance benefits entitlements in the event of certain terminations of Executive’s employment; and

WHEREAS, capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Amended & Restated Diorio Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree to further amend the Amended & Restated Diorio Employment Agreement, as follows:

1.
Section 7 of the Amended & Restated Diorio Employment Agreement is hereby amended and replaced in its entirety as follows:

“(a) Termination for other than Cause, Death or Disability or Resignation for Good Reason Outside of the CoC Period. If, other than within the period commencing three (3) months prior to a Change of Control and ending on the date that is twelve (12) months following a Change of Control (the “CoC Period”), either (i) the Company terminates Executive’s employment with the Company other than for Cause, death or Disability, or (ii) Executive resigns from his employment with the Company for Good Reason (in either case, a “Qualified Termination”), then, subject to Section 8, Executive will be entitled to receive:

(A) continuing payments of severance pay at a rate equal to his Base Salary rate, as then in effect, for twelve (12) months from the date of such termination in accordance with the Company’s normal payroll policies and subject to the usual, required withholdings,

(B) accelerated vesting of all outstanding time-based Awards as to the portion of any such Award which otherwise would vest on the date that is twelve (12) months following Executive’s Qualified Termination had Executive’s employment continued through such date,

(C) reimbursement of Executive’s expenses in continuing group health insurance coverage for himself and his eligible covered dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA” and such reimbursement “COBRA Severance”), for up to twelve (12) months, provided Executive makes a timely election for and continues to be eligible for such continued coverage, and

(D) an extension of the period during which any vested stock options granted to Executive may be exercised by Executive or by any transferee to whom such stock options may have been transferred by the shorter of one (1) year or such extended period as may be allowed without triggering the imposition of additional tax under Section 409A, subject to earlier termination pursuant to the terms of the applicable Company equity incentive plan under which an option is granted and provided

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that in no event will an option remain outstanding beyond its original term/expiration date (the “Option Extension”).

(b) Termination for other than Cause, Death or Disability or Resignation for Good Reason within the CoC Period. If Executive experiences a Qualified Termination during the CoC Period, then, subject to Section 8 and in lieu of any benefits set forth in subsection (a) of this Section 7, Executive will be entitled to receive:

(A) a lump sum payment equal to the product of his Base Salary, as then in effect, multiplied by two (2) in accordance with the Company’s normal payroll policies and subject to the usual, required withholdings in accordance with the Company’s normal payroll policies and Section 8(d) below,

(B) accelerated vesting of all outstanding time-based Awards as to 100% of the then unvested portion of any such Award (“Double-Trigger Vesting Acceleration”),

(C) COBRA Severance for up to twenty-four (24) months, provided Executive makes a timely election for and continues to be eligible for such continued coverage,

(D) such portion of that year’s Performance Bonus as Executive shall have earned (if any) as of the date of such termination, as determined in good faith by the Board or the Compensation Committee of the Board, and

(E) the Option Extension.

For the avoidance of doubt, with respect to the Double-Trigger Vesting Acceleration, (A) in the case of Awards which remain subject to performance-based vesting following a Change of Control (including, without limitation, equity awards granted under the Company’s long-term incentive plan), the treatment of such Awards upon a Change of Control and/or a termination of employment shall be set forth in the individual performance-based award agreement; provided, for the avoidance of doubt, the Double-Trigger Acceleration shall apply to Awards which, following a Change of Control may vest solely based on a time and service-based condition (including, without limitation, equity awards initially granted subject to performance-based conditions which have or are deemed to have been achieved, including Awards granted under the Company’s long-term incentive plan), and (B) in the event of Executive’s Qualified Termination prior to the occurrence of a Change of Control (a “Pre-CoC Qualified Termination”), any unvested portion of Executive’s then-outstanding Awards will remain outstanding until the earlier of (1) three (3) months following such Pre-COC Qualified Termination, or (2) the occurrence of a Change of Control, solely so that any benefits due on a Qualified Termination can be provided if a Change of Control occurs within the three (3)-month period following such Pre-CoC Qualified Termination (provided that in no event will the Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). If no Change of Control occurs within the three (3)-month period following a Pre-CoC Qualified Termination, any unvested portion of Executive’s Awards automatically and permanently will be forfeited on the date that is three (3) months following the date of the Pre-CoC Qualified Termination without having vested.

If (A) Executive experiences a Pre-CoC Qualified Termination pursuant to which Executive becomes eligible to receive severance payments and benefits payable pursuant to Section 7(a) and (B) a Change of Control occurs within the three (3)-month period following Executive’s Pre-CoC Qualified Termination that qualifies Executive for superior severance payments and benefits payable pursuant to Section 7(b), then (i) Executive will cease receiving any further payments or benefits under Section 7(a), and (ii) payments or benefits payable pursuant to Section 7(b) will be offset by the corresponding payments or benefits the Executive already received under Section 7(a).

(c) Termination for Cause, Death or Disability; Resignation without Good Reason. If Executive’s employment with the Company terminates other than by reason of a Qualified Termination, then (i) all vesting will terminate immediately with respect to Executive’s outstanding Awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned, including such portion of that year’s Performance Bonus as Executive shall have earned (if any) as of the date of such termination, as determined in good faith by the Board or the Compensation

Committee of the Board), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(d) COBRA Severance Limitations. Notwithstanding the provisions of Sections 7(a) and 7(b), if the Company determines in its sole discretion that it cannot provide the COBRA Severance without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), then in lieu of such COBRA Severance, and subject to any delay required by Section 8(d), the Company will provide to Executive a taxable lump sum cash payment in an amount equal to the product of (A) the number of months of COBRA Severance specified in Section 7(a) and 7(b), as applicable, multiplied by (B) the monthly COBRA premium that Executive otherwise would be required to pay to continue the group health, dental and vision coverage for Executive and Executive’s eligible dependents, as applicable, as in effect on the date of termination of Executive’s employment (which amount will be based on the premium for the first month of COBRA coverage for Executive and Executive’s eligible dependents), which payment will be made regardless of whether Executive elects COBRA continuation coverage (the “Taxable Payment”). For the avoidance of doubt, the Taxable Payment may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Severance or the Taxable Payment without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), Executive will not receive any COBRA Severance or Taxable Payment under this Agreement.

(e) Recoupment. All payments or benefits under this Agreement, including the severance benefits and payments described in this Section 7, shall be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under the Company’s Amended and Restated Compensation Recovery Policy or any other clawback policy of the Company as may be established and/or amended from time to time to comply with applicable laws (including, without limitation, pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws) (in each case, a “Clawback Policy”). The Board may require Executive to forfeit, return, or reimburse the Company all or a portion of benefits or any amounts paid hereunder pursuant to the terms of any applicable Clawback Policy or as necessary or appropriate to comply with applicable laws.”

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY IMPINJ, INC.

/s/ Cary Baker

By: Cary Baker

Title: CFO

EXECUTIVE CHRIS DIORIO, PH.D

/s/ Chris Diorio